Nexien BioPharma Acquires Princeton-Based CRx Bio and Announces Additions to Senior Management

CRx BIO is a researcher and developer of advanced cannabinoid-based therapeutic formulations

Denver, Colorado, October 30, 2018 Nexien BioPharma, Inc. (OTC QB: NXEN) (“Nexien” or the “Company”) announced today that it has acquired Princeton, New Jersey based CRx Bio Holdings LLC (“CRx”). CRx is engaged in the research and development of advanced cannabinoid therapeutic formulations with the objective of enhancing the bioavailability, pharmacokinetics, and pharmacodynamics of cannabinoids.

Nexien and CRx both share a common vision of developing cannabinoid based and U.S. Food and Drug Administration (“FDA”) approved therapeutics to treat specific medical conditions. CRx has filed 3 US provisional patent applications related to the treatment of convulsive disorders, chronic traumatic encephalopathy, and targeted pain disorders.

Concurrent with the acquisition by Nexien of CRx, Alex Wasyl, the co-founder and CEO of CRx has been appointed as Nexien’s Chief Executive Officer and a member of the Company’s Board of Directors. Alain Bankier, previously Nexien’s Interim CEO, has been appointed as the Company’s Executive Chairman of the Board of Directors and Chief Strategy Officer. Richard Greenberg, who was previously Nexien’s Chairman, will remain a Nexien board member.

Other members of CRx will also join the senior management of Nexien to create robust management and scientific teams. This includes Jeremy Reeh, M.B., M.B.A., who will be VP of Translational Research, Joseph F. Aceto, M.S., Ph.D., Esq., who will join as VP of Legal and also serve as Intellectual Property (“IP”) Counsel, and Frank Manganella, M.B.A., who will join as VP of Corporate Development. The CRx team augments the Nexien team by adding business, IP, pharmaceutical, and drug development experience, as well as strong cannabinoid science knowledge (bios are available at www.nexienbiopharma.com).

Nexien acquired CRx by issuing 11 million of the Company’s restricted common shares, of which 1.1 million were immediately granted, and the balance vest over a three-year period. CRx will operate as a wholly-owned subsidiary of Nexien.

In commenting on Nexien’s acquisition of CRx, Alain Bankier, Nexien’s Executive Chairman and Chief Strategy Officer stated: “I am delighted that we will be integrating this remarkable team, as well as their group of highly accomplished scientific advisors, to our existing team. I am especially happy to note the complementarity of the skill sets that both teams bring, as well as the common research objectives for the patents and related indications that we are pursuing. In addition, I think that Alex is a remarkable entrepreneur and manager, and I look forward to working with him on a daily basis.”

Alex Wasyl, the newly-named CEO of Nexien also commented: “My team and I are very happy to be joining Nexien, and we look forward to an accelerated pace in research and development, supporting the combined visions of both companies as one unified entity. Moreover, the joint effort will help create and build upon much needed cannabinoid based FDA approved therapeutics”. He added, “With this combined management team, we are excited to emerge as a leader in the development of cannabinoid based therapeutics.”

Definition of Bioavailability, Pharmacokinetics, and Pharmacodynamics

Bioavailability is the proportion of a drug or other substance, which is able to enter circulation and target tissues, so as to exert an active effect.

Pharmacokinetics (“PK”) is the branch of pharmacology that relates to the movement of drugs within the body. Pharmacodynamics (“PD”) pertains to the effects of drugs and the mechanism of their action.

Cannabinoid molecules intrinsically have limited bioavailability. This negatively impacts the PK/PD profile of the molecules and results in many formulations being unsuitable as potential treatment options for many indications.

About Nexien BioPharma

U.S. based Nexien BioPharma is focused on pharmaceutical research and development, specifically the formulation and commercialization of cannabinoid based therapeutics in accordance with FDA pre-clinical and clinical pathways, to address a strategically broad range of medical conditions and disorders.

Nexien BioPharma’s drug development strategy consists of:

●	The determination of medical conditions and disorders that could prospectively benefit from advanced cannabinoid based formulations;

●	Conducting “freedom to operate” investigations on these conditions;

●	The preparation of patent applications and the prosecution of said applications, and/or the licensing of existing patents and technologies;

●	Identifying regulatory pathways with the FDA; and

●	Proceeding with pre-clinical and clinical development activities in accordance with FDA protocols for submission to obtain approval for branded drug products.

Current financial disclosure and Real-Time Level 2 quotes for Nexien Biopharma are available at www.otcmarkets.com or at www.nexienbiopharma.com.

Nexien Disclosure Notice: This press release contains “forward-looking statements. For this purpose, any statements contained herein or which are otherwise made by or on behalf of Nexien BioPharma that are not statements of historical facts may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Readers are cautioned that all forward-looking statements involve risk and uncertainties, which may cause results to differ materially from those, set forth in the statements. Such risks and uncertainties include, but are not limited to the following: the success of research and development activities and the speed with which regulatory authorizations and product launches may be achieved; government regulation generally; competitive developments; the ability to successfully market products domestically and internationally; difficulties or delays in manufacturing or issues relating to manufacturing capacity; commercial obstacles to the successful introduction of brand products generally; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement relating to product liability, patent protection, governmental investigations, and other legal proceedings; Nexien BioPharma’s ability to acquire and protect patents and other intellectual property both domestically and internationally; the absence of certainty regarding the receipt of required regulatory approval or the timing or terms of such approvals; any changes in business, political and economic conditions; business interruption due to events outside of Nexien BioPharma’s control.

Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Company Contact:

Mark Lubchenco

Director of Investor Relations

Nexien BioPharma Inc.

Phone: +1 303 495 7583

Email mlubchenco@nexienbiopharma.com

Website: www.nexienbiopharma.com

Press Contacts:

Drew White

NisonCo PR

drew@nisonco.com